UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) April 27, 2017

RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-23137	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)
(206) 674-2700
Registrant's telephone number, including area code
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2017, RealNetworks, Inc. announced that Cary L. Baker will become Chief Financial Officer of the company effective May 5, 2017, succeeding Marjorie O. Thomas. As previously reported, Ms. Thomas notified the company of her resignation as Chief Financial Officer effective May 5, 2017.

Mr. Baker most recently served as Chief Financial Officer of HEAT Software, Inc., a global provider of cloud-based IT service management and endpoint management software solutions, from its formation in February 2015 through April 2017. From March 2014 to October 2016, Mr. Baker also served as Chief Financial Officer of NetMotion Software, a provider of mobile security and performance management software solutions, and an affiliate of HEAT Software.  From May 2010 to November 2013, he held key financial leadership roles at Clearwire Corporation, including most recently as Vice President Finance from May 2011.  Mr. Baker’s earlier experience includes financial leadership roles at Boost Mobile and Sprint Corporation.  Mr. Baker, age 41, holds an M.B.A. from the Kelley School of Business at Indiana University and a Bachelor of Science degree in finance from the University of Idaho.

In conjunction with his appointment, the Compensation Committee of the Board of Directors of RealNetworks approved certain compensatory arrangements for Mr. Baker. Specifically, the Compensation Committee approved (i) an annual base salary of $325,000, (ii) a target annual bonus opportunity equal to 75% of his base salary based on the achievement of certain pre‑established goals determined by the Compensation Committee, (iii) a one-time sign-on bonus of $100,000, subject to repayment by Mr. Baker in the event that he voluntarily resigns from the company within 12 months, (iv) up to four months' temporary travel and living expenses capped at $25,000, (v) up to $40,000 in relocation benefits in accordance with the company's standard relocation policy and guidelines, including pro-rated reimbursement by Mr. Baker of company-paid relocation expenses in the event that he voluntarily resigns from the company within 12 months, and (vi) severance benefits of 12 months’ base salary and prorated bonus in the event that Mr. Baker is terminated without cause or resigns for good reason. In addition, within twenty business days of the commencement of his employment with the company, the Compensation Committee will approve an award of stock options to acquire 200,000 shares of RealNetworks common stock, which will be scheduled to vest over four years, with 25% vesting one year from the commencement of his employment and 12.5% to vest every six months thereafter, subject to Mr. Baker's continued service to the company. The equity award will be granted pursuant to the company’s 2005 Stock Incentive Plan and the standard form of agreement thereunder.

RealNetworks and Mr. Baker also entered into a change in control severance agreement providing for certain severance benefits whereby in the event the company terminates his employment without cause in connection with a change in control of the company, and subject to certain other provisions set forth in the agreement, he will be entitled to receive 150% of his then-current standard severance-related compensation plus acceleration of vesting by one year of any of his unvested non-performance based equity.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
Pursuant to the rules and regulations of the SEC, the attached exhibits are deemed to have been furnished to, but not filed with, the SEC.

Exhibit No.	Description

99.1	Press Release of RealNetworks, Inc. dated April 27, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Corporate Secretary
Dated: April 27, 2017